Exhibit 23.1


              Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-34941) and in the related Prospectus of Hvide Marine Incorporated and in the Registration Statements (Form S-8 Nos. 333-17621,
333-19543,  333-28949  and  333-58119)  pertaining  to the 1996  Employee  Stock
Purchase Plan, Equity Ownership Plan and Stock Option Plan for Directors, the Retirement Plan and Trust of Hvide Marine Incorporated, the Board of Directors Stock Compensation Plans and the Key Employee Stock Compensation Plan, of our report dated February 5, 1999 (except Note 21, as to which the date is March 17, 1999, and Note 2, as to which the date is March 31, 1999), with respect to the consolidated financial statements of Hvide Marine Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 1998.

                                           /s/ ERNST & YOUNG LLP

Miami, Florida
March 26, 1999